Putnam Diversified Income Trust, September 30, 2017, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 69,075
Class B		  2,434
Class C   	 30,801
Class M		  7,429

72DD2 (000s omitted)

Class R		    164
Class R6	    659
Class Y		 76,720

73A1

Class A	    	   .396
Class B	    	   .344
Class C	    	   .344
Class M 	   .382

73A2

Class R	    	   .380
Class R6 	   .420
Class Y	    	   .413

74U1	(000s omitted)

Class A	        171,276
Class B	          6,173
Class C	         87,451
Class M	         18,685

74U2	(000s omitted)

Class R		    367
Class R6	  1,575
Class Y	        227,560

74V1

Class A		   7.07
Class B		   6.99
Class C		   6.94
Class M		   6.94

74V2

Class R		   6.98
Class R6	   7.00
Class Y		   7.00


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.